Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 31, 2007, United States Steel Corporation (U. S. Steel or the Company) acquired all of the outstanding stock of Stelco Inc. (Stelco) in a business combination that was accounted for under the purchase method. The objective of the following unaudited pro forma financial information is to provide information about the continuing impact of the acquisition.

The unaudited pro forma condensed combined balance sheet as of September 30, 2007 is based on the individual consolidated balance sheets of the Company and Stelco adjusted to give effect to the acquisition as if it had occurred on the balance sheet date.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2007 and the year ended December 31, 2006 are based on the individual historical statements of operations of U. S. Steel and Stelco adjusted to give effect to the acquisition as if it had occurred on January 1, 2006.

United States Steel Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

as of September 30, 2007

(US dollars in millions)	Historical United States Steel Corporation	Historical Stelco Inc. (Note 1)	US GAAP Adjustments (a)	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,403	$21	$(2)	$(736	)(b)	$686
Receivables, net of allowances	2,309	330	(5)	(400	)(c)	2,234
Inventories	1,826	566	(7)	39	(d)	2,424
Other current assets	347	175	(128)	(18	)(m)	376

Total current assets	5,885	1,092	(142)	(1,115)		5,720
Property, plant and equipment - net	4,809	1,558	(374)	561	(e)	6,554
Goodwill	1,155	—	—	673	(f)	1,828
Other noncurrent assets	1,463	17	397	180	(g),(h)	2,057

Total assets	$13,312	$2,667	$(119)	$299		$16,159

Liabilities
Current liabilities:
Accounts payable	$1,656	$177	$(2)	$—		$1,831
Other Current Liabilities	1,508	219	(87)	469	(i),(h),(m)	2,109

Total current liabilities	3,164	396	(89)	469		3,940
Long-term debt	2,103	751	—	(203	)(j)	2,651
Employee benefits	2,111	1,512	(43)	(164	)(h)	3,416
Deferred credits and other liabilities	548	72	(2)	133	(k),(m)	751

Total liabilities	7,926	2,731	(134)	235		10,758

Contingencies and commitments
Minority interests	34	—	15	—		49
Stockholders’ Equity:
Common stock	124	152	—	(152	)(l)	124
Treasury stock, at cost	(373)	—	—	—		(373)
Additional paid-in capital	2,951	28	—	(28	)(l)	2,951
Retained earnings (deficit)	3,672	(244)	—	244	(l)	3,672
Accumulated other comprehensive loss	(1,022)	—	—	—		(1,022)

Total stockholders’ equity	5,352	(64)	—	64		5,352

Total liabilities and stockholders’ equity	$13,312	$2,667	$(119)	$299		$16,159

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

Footnotes to Unaudited Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments reflect U. S. Steel’s acquisition of Stelco as if it had occurred on September 30, 2007 and adjust Stelco’s historical balance sheet for material changes required to report in accordance with generally accepted accounting principles in the United States of America (US GAAP). (All fair value adjustments are based on preliminary estimates as of the acquisition date (see Note 2).)

(a)	To adjust Stelco’s historical balance sheet to US GAAP.

Under generally accepted accounting principles in Canada (Canadian GAAP), the balance sheet accounts of Stelco’s joint venture investments were proportionately consolidated in Stelco’s consolidated balance sheet. Under US GAAP, proportionate consolidation is not used.

See note (h) below for differences in classifications of assets and liabilities reflecting the funded status of pension plans. For simplicity, the reclassification was included in the pro forma adjustment to reflect the funded status of the plans at the acquisition date.

There were no other differences between Canadian GAAP and US GAAP that have a material effect on the pro forma balance sheet.

(b)	To reduce cash and cash equivalents for the cash expended to acquire Stelco ($2,036 million) net of the cash proceeds from the financings entered into to fund the acquisition ($1,300 million), the details of which are described in (c), (i), and (j) below.

(c)	To reduce net receivables for the receivables sold under the Company’s receivables purchase agreement to finance the acquisition.

(d)	To adjust the carrying amount of acquired inventory to its estimated fair value less cost to sell as of the balance sheet date (an increase of $88 million) and to reflect the harmonization of Stelco’s inventory policies to those of U. S. Steel, principally related to accounting for spares and excess land (a decrease of $49 million).

(e)	To adjust the carrying amount of acquired property, plant and equipment to its estimated fair value as of the balance sheet date.

(f)	To record the estimated goodwill that results after the allocation of the total acquisition cost to the fair value of assets acquired and liabilities assumed.

(g)	To increase intangible assets by $92 million to reflect the fair value of intangible assets acquired and to increase the carrying amount of acquired equity method investments by $51 million in order to reflect their estimated fair value.

(h)	To adjust the carrying amounts of assets and liabilities relating to Stelco’s pension and other postretirement benefit plans to their funded status at the acquisition date.

Other noncurrent assets have been increased by $37 million to record the overfunded status of certain Stelco pension plans. Under Canadian GAAP, Stelco was able to net the funded status of overfunded plans against the underfunded status of other plans in pension liabilities. This is not permissible under US GAAP.

The increase to current liabilities of $24 million and decrease to employee benefits of $164 million reflect the differences in the historical carrying amounts of Stelco’s pension and other postretirement benefit plans and the funded status at the acquisition date. These differences are the result of remeasuring the plans based on U. S. Steel’s assumptions and removing Stelco’s unamortized prior service costs and unamortized actuarial gains and losses from the funded status of the plans.

(i)	To adjust short-term debt and debt due within one year for the debt incurred to finance the acquisition, net of the debt due within one year retired at the acquisition as follows:

(US dollars in millions)
Short-term debt and debt due within one year:
One-year term loan	$400
Current portion of three-year term loan	50

Total	450
Less Stelco's historical long-term debt due within one year	7

Increase to short-term debt and debt due within one year	$443

(j)	To reduce long-term debt outstanding as of September 30, 2007 to reflect the outstanding debt of Stelco that was retired as of the acquisition date, net of the long-term debt incurred by the Company to finance the acquisition as follows:

(US dollars in millions)
Long-term debt outstanding as of September 30, 2007 that was retired at the acquisition date	$(686)
Province Note adjustment	33
Long-term portion of three-year term loan	450

Total adjustment to Long-term debt	$(203)

The Province Note adjustment increases the carrying amount of the note to its fair value, using an effective interest rate of 6.67 percent. As explained in the notes to the Stelco financial statements included elsewhere in this filing, the effective interest rate of the Province Note had been 12 percent.

U. S. Steel entered into a $500 million three-year term loan to finance a portion of the acquisition, $450 million of which is classified as long-term debt.

(k)	To record liabilities of amounts to be spent by U. S. Steel, principally to bring acquired facilities into compliance with U. S. Steel standards.

(l)	To eliminate Stelco’s historical stockholders’ equity accounts.

(m)	To record deferred taxes on the fair value adjustments discussed above. The decrease to deferred tax assets totaled $18 million and the decrease to deferred tax liabilities totaled $24 million.

United States Steel Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2007

(US dollars in millions)	Historical United States Steel Corporation	Historical Stelco Inc. (Note 1)	US GAAP Adjustments (n)	Pro Forma Adjustments		Pro Forma Combined
Net sales	$12,338	$1,775	$(70)	$—		$14,043
Operating expenses (income):
Cost of sales (excludes items shown below)	10,523	1,622	(106)	(48	)(o)	11,991
Selling, general and administrative expenses	411	45	(1)	(4	)(p)	451
Depreciation, depletion and amortization	353	115	(13)	27	(q)	482
Other income, net	(46)	—	46	—		—

Total	11,241	1,782	(74)	(25)		12,924

Income (loss) from operations	1,097	(7)	4	25		1,119
Net interest and other financial costs	61	(4)	—	63	(r)	120

Income (loss) before income taxes and minority interests	1,036	(3)	4	(38)		999
Income tax provision (benefit)	187	34	—	(13	)(s)	208
Minority interests	5	—	4	—		9

Net income (loss)	$844	$(37)	$—	$(25)		$782

Net income per common share
- Basic	$7.15					$6.62
- Diluted	$7.10					$6.58
Weighted average shares outstanding
(in thousands)
- Basic	118,183					118,183
- Diluted	118,896					118,896

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

United States Steel Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2006

		Historical Stelco Inc. (Note 1)
(US dollars in millions)	Historical United States Steel Corporation	January 1 through March 31, 2006 (Predecessor)	April 1 through December 31, 2006 (Successor)	US GAAP Adjustments (n)	Pro Forma Adjustments		Pro Forma Combined
Net sales	$15,715	$584	$1,623	$(81)	$—		17,841
Operating expenses (income):
Cost of sales (excludes items shown below)	12,968	564	1,615	(52)	—		15,095
Selling, general and administrative expenses	604	38	51	(1)	—		692
Depreciation, depletion and amortization	441	24	75	(12)	38	(q)	566
Reorganization items	—	18	—	183	—		201
Other income, net	(83)	—	—	(19)	—		(102)

Total	13,930	644	1,741	99	38		16,452

Income (loss) from operations	1,785	(60)	(118)	(180)	(38)		1,389
Net interest and other financial costs	62	13	47	(3)	19	(r)	138

Income (loss) before income taxes and minority interests	1,723	(73)	(165)	(177)	(57)		1,251
Income tax provision (benefit)	324	(5)	12	—	(20	)(s)	311
Minority interests	25	—	—	3	—		28

Net income (loss)	1,374	(68)	(177)	(180)	(37)		912
Dividends on preferred stock	(8)	—	—	—	—		(8)

Net Income (loss) applicable to common stock	$1,366	$(68)	$(177)	$(180)	$(37)		$904

Income from continuing operations per common share
- Basic	$11.88						$7.86
- Diluted	$11.18						$7.42
Weighted average shares outstanding
(in thousands)
- Basic	114,918						114,918
- Diluted	122,918						122,918

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

Footnotes to Unaudited Pro Forma Condensed Combined Statements of Operations

The following pro forma adjustments to the pro forma condensed combined statements of operations for the nine months ended September 30, 2007 and the year ended December 31, 2006 reflect the Company’s acquisition of Stelco as if it had occurred on January 1, 2006:

(n)	To adjust Stelco’s historical income statement to US GAAP.

Under Canadian GAAP, the income statement accounts of Stelco’s joint venture investments were proportionately consolidated in Stelco’s consolidated income statement. Under US GAAP, proportionate consolidation is not used.

Under Canadian GAAP for reorganizations under creditors protection, the effects of fresh start reporting adjustments, including the settlement of compromised debt, are accounted for as a capital transaction and recorded within stockholders’ equity. Under US GAAP, fresh start reporting adjustments are recognized in the predecessor’s final statement of operations. As a result, net adjustments recorded to the statement of operations due to the fresh start and reorganization at March 31, 2006 in the amount of $183 million were recorded.

Under Canadian GAAP, Stelco had the option to expense or capitalize interest on capital projects in progress, and they chose to expense it. Under US GAAP, interest must be capitalized for capital projects in progress. As a result, interest expense has been reduced by $3 million for the year ended December 31, 2006. There was no adjustment for the nine months ended September 30, 2007 as there were no significant capital projects during that period.

(o)	To remove foreign exchange gains and losses resulting from the remeasurement of the financial statements of Stelco’s subsidiaries located in the United States from US dollars to Canadian dollars that were included in Stelco’s historical results. The functional currency of these subsidiaries after the acquisition will be the US dollar. As such, had the acquisition occurred on January 1, 2006, the functional currency of these entities would have been the US dollar, and no foreign exchange gains or losses should be included in the pro forma results of operations. The foreign exchange gains and losses recognized for these subsidiaries during the year ended December 31, 2006 were not material.

(p)	To remove one-time charges for professional services directly related to the acquisition included in Stelco’s historical results for the nine months ended September 30, 2007.

(q)	To record additional annual depreciation expense resulting from the increase in the carrying amount of Stelco’s property, plant and equipment to fair value as of the acquisition date and additional annual amortization expense resulting from the increase in the carrying amount of Stelco’s identifiable intangible assets (see Note 2).

(r)	To adjust net interest and other financial costs to reflect the utilization of financing facilities to fund the acquisition and the retirement of the majority of Stelco’s debt upon acquisition and to remove foreign exchange gains on Stelco’s US dollar denominated long-term debt and a write-off of unamortized financing costs (see Note 2).

The interest adjustment replaces the interest expense historically incurred by Stelco with the interest expense and other financial costs associated with: (1) the Company’s sale of receivables under its receivables purchase agreement as described in (c) above; (2) the one-year and three-year term loans as described in (i) and (j) above, respectively; and (3) the $98 million of Stelco debt remaining after the acquisition.

The differences in the pro forma adjustments to Stelco’s translated historical interest expense in the periods presented are primarily due to the stronger Canadian dollar relative to the US dollar in the nine months ended September 30, 2007 compared to the year ended December 31, 2006.

Interest and other financial costs associated with the receivables purchase agreement, the one-year term loan, and the three-year term loan are calculated according to variable rates. A 1/8% increase in these variable rates would result in an increase to net interest and other financial costs of $1 million and $2 million for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively.

The adjustment also includes the removal of foreign exchange gains of $62 million on Stelco’s U S dollar denominated debt and the write-off of $6 million of unamortized financing fees included in Stelco’s results for the nine months ended September 30, 2007. Foreign exchange gains on Stelco’s US dollar denominated debt were immaterial for the year ended December 31, 2006, and there was no write-off of unamortized financing fees during that year.

(s)	To record the income tax effects of the above pro forma adjustments calculated at the tax rate of 34 percent.

1.	Basis of Presentation

The unaudited pro forma condensed combined financial statements have been derived from, and should be read in conjunction with:

•	The Company’s unaudited historical financial statements as of and for the nine months ended September 30, 2007 as filed on Form 10-Q.

•	The Company’s audited historical financial statements as of and for the year ended December 31, 2006 as filed on Form 10-K.

•	Stelco’s unaudited historical financial statements as of and for the nine months ended September 30, 2007 as filed elsewhere in this Form 8-K/A.

•	Stelco’s audited historical financial statements as of and for the nine months ended December 31, 2006 as filed elsewhere in this Form 8-K/A.

Stelco’s historical balance sheet as of September 30, 2007 was translated from Canadian dollars (C$) to US dollars (US$) using the September 30, 2007 exchange rate of C$0.9959 to US$1. Stelco’s historical statement of operations for the nine months ended September 30, 2007 was translated from Canadian dollars to US dollars at the average exchange rate for the nine-month period ended September 30, 2007 of C$1.1045 to US$1. Stelco’s historical statement of operations for the three months ended March 31, 2006 and nine months ended December 31, 2006 were translated from Canadian dollars to US dollars at the average exchange rates for the respective periods of C$1.1547 to US$1 and C$1.1273 to US$1.

Stelco’s historical statement of operations for the year ended December 31, 2006 was derived from their historical statements of operations for the three months ended March 31, 2006 as predecessor and the nine months ended December 31, 2006 as successor, to Stelco’s reorganization following its emergence from creditors protection. Please see Stelco’s historical financial statements and notes thereto elsewhere in this filing for more information on Stelco’s emergence from creditors protection and reorganization. The information included in the pro forma financial statements is from Stelco’s continuing operations only.

The unaudited pro forma condensed combined balance sheet includes the balances of the Company’s wholly owned subsidiary, Lone Star Technologies, Inc. (Lone Star), which was acquired by the Company on June 14, 2007. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2007 include the results of Lone Star for the period from June 14, 2007 through September 30, 2007. The results of operations presented above would not be materially different had the pro forma results of operations of Lone Star been included as of January 1, 2006.

The pro forma financial information includes many estimates and assumptions and is for informational purposes only. The pro forma financial information is not necessarily indicative of the actual financial position or results of operations of the Company had the acquisition of Stelco taken place on the respective dates assumed herein. Actual future results may differ from those presented in the pro forma financial information. The pro forma financial information does not include assumptions about the synergistic benefits to be realized by the Company as a result of the acquisition of Stelco.

2.	Pro Forma Adjustments

The adjustments to the pro forma condensed combined financial statements are based on the purchase price for the acquisition of Stelco and the estimated fair value of the assets acquired and liabilities assumed. The total purchase price for the acquisition was $2,036 million, which is net of $32 million in cash acquired. This included $1,237 million in consideration for the outstanding stock and stock equivalents of Stelco, payments of $785 million to retire outstanding debt of Stelco, a $34 million funding of Stelco’s pension obligations and acquisition related costs of $12 million. The acquisition was financed through a combination of cash on hand, borrowings under a $500 million three-year term loan and a $400 million one-year term loan, and $400 million of accounts receivable sales under a receivables purchase agreement that expires in 2010.

In accordance with FASB Statement No. 141, “Business Combinations,” the total purchase price was allocated to the preliminary fair value of assets acquired and liabilities assumed as follows (a):

Total
(US dollars in millions)
Assets Acquired:
Receivables	$325
Inventories	598
Other current assets	29
Equity Investments	450
Property, plant & equipment	1,745
Identifiable intangible assets	97
Goodwill	644
Other noncurrent assets	47

Total Assets	$3,935

Liabilities Assumed:
Accounts payable	$175
Payroll and benefits payable	138
Other current liabilities	13
Long-term debt	98
Employee benefits	1,305
Deferred income tax liabilities	47
Other noncurrent liabilities	123

Total Liabilities	1,899

Purchase price - net of cash acquired	$2,036

(a)	The purchase price allocation presented here is based on the pro forma balance sheet as of September 30, 2007.

The major classifications of acquired property, plant and equipment and their respective remaining useful lives are as follows:

(US dollars in millions)	Remaining Useful Lives	Fair Value
Land	—	$84
Buildings	22 years	390
Machinery and equipment	15 years	993
Construction in Progress	—	278

Total		$1,745

Acquired identifiable intangible assets consist of Stelco’s customer relationships with an estimated fair value of $97 million and a remaining useful life of 23 years.

The allocation of the purchase price presented above is preliminary and subject to further adjustments as the Company continues to evaluate the fair value of assets acquired and liabilities assumed and conform accounting policies and procedures. The fair value of property, plant and equipment and identifiable intangible assets are based on preliminary results of valuations, and adjustments to the allocation of the purchase price to property, plant and equipment, identifiable intangible assets and goodwill may result from revisions to these valuations, which are expected to be finalized in the first half of 2008.

The pro forma adjustments to the unaudited pro forma condensed combined statements of operations do not reflect the nonrecurring effects on cost of sales of increasing the carrying amount of inventory acquired to fair value less cost to sell as of the acquisition date. As disclosed in note (d) to the unaudited pro forma condensed combined balance sheet as of September 30, 2007, this adjustment increased the carrying amount of inventory by $88 million.

Stelco recognized impairment charges of $34 million during the nine months ended September 30, 2007 related to the closure of the 56” hot strip mill at Stelco’s Hamilton Steel operations in May 2007 and the sale of Stelco’s 44.6 percent interest in the Wabush Mines joint venture to ArcelorMittal Dofasco Inc.

Stelco’s historical results for the nine months ended September 30, 2007 and nine months ended December 31, 2006 include workforce reduction charges of $13 million and $44 million, respectively. The charges recognized during the nine months ended September 30, 2007 were related to voluntary retirement programs that were offered to salaried employees and bargaining unit employees at Stelco’s Hamilton Steel operations. The charges recognized during the nine months ended December 31, 2006 were related to curtailment charges and severance costs resulting from early retirement incentives offered to salaried and bargaining unit employees after Stelco’s emergence from creditors protection on March 31, 2006.

Stelco’s results for the three months ended March 31, 2006 include reorganization items in the amount of $18 million relating to professional fees associated with the reorganization and restructuring on March 31, 2006.